Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-172039, 333-164416, 333-164415, 333-122136, 333-122137, 333-03201, 333-75189, 333-71631, 333-118033, and 333-186122 on Form S-8 of our reports dated November 27, 2013, relating to the consolidated financial statements and financial statement schedule of Courier Corporation, and the effectiveness of Courier Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Courier Corporation for the year ended September 28, 2013.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

November 27, 2013